Exhibit 23.1

Consent of Independent Registered Public Accounting FIrm

We hereby consent to the inclusion in this Registration Statement on Form S-1/A of our report dated March 6, 2025, with respect to our audits of the consolidated financial statements of Global Crossing Airlines Group Inc. as of December 31, 2024 and 2023, which is part of this Registration Statement. Our report includes an explanatory paragraph about Global Crossing Airlines Group Inc.’s ability to continue as a going concern.

We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey

July 23, 2025